Exhibit 10.8

MACROGENICS, INC.

LEASE AGREEMENT

THIS LEASE AGREEMENT, made this 31st day of May, 2011, by and between RED GATE III LLC (“LANDLORD”) and MACROGENICS, INC. (“TENANT”).

W I T N E S S E T H:

1.	DEMISE OF PREMISES

Landlord hereby demises unto Tenant, and Tenant hereby leases from Landlord for the term and upon the terms and conditions set forth in this Lease approximately 41,886 square feet of space in the building located at 9640 Medical Center Drive, Rockville, Maryland (the “Building”), as set forth on Exhibit A, hereto attached, said space being referred to as the “Premises”. Landlord shall maintain the Building, as required, in accordance with all applicable laws, including, but not limited to the Americans with Disabilities Act of 1990, as amended (the “ADA”). Landlord hereby represents and warrants that the Building is in full compliance, as required, with the ADA as of the date of this Lease and the Lease Commencement Date.

2.	TERM

The term of this Lease shall be for a period of six (6) years and four (4) months, commencing on the 1st day of December 2011 (“Commencement Date”), and terminating on the 31st day of March 2018 (“Expiration Date”), with an option for an additional five (5) years at a Minimum Rent (hereinafter defined) equal to 103% of the Minimum Rent payable by Tenant during the last year of the initial term (with the Minimum Rent thereafter escalating annually at 3%), and on the same other terms and conditions in this Lease, provided that Tenant shall have given the Landlord written notice of Tenant’s intention to do so at least nine (9) months prior to the expiration of this Lease and that Tenant is not in default under this Lease beyond any applicable notice and cure period.

Landlord agrees to deliver possession to Tenant of (i) the entire basement of the Building (“Lower Level”) on or before August 1, 2011; (ii) the portion of the Premises located on the third (3rd) floor of the Building (3rd Floor Space”) on or before September 1, 2011; and (iii) the portion of the Premises located on the first (1st) and second (2nd) floors of the Building (“1st and 2nd Floor Space”) on or before October 1, 2011 (each, respectively, an “Early Delivery Date”). In the event the Landlord is not able to deliver possession to Tenant of (x) the Lower Level on or before August 1, 2011, and/or (y) the 3rd Floor Space on or before September 1, 2011, and/or (z) the 1st and 2nd Floor Space on or before October 1, 2011, because Landlord has not substantially completed the Landlord’s Work (hereinafter defined) to be performed in such space, the Early Delivery Date for such space shall be extended to the date Landlord’s Work is substantially completed and, if any Early Delivery Date occurs after December 1, 2011, the Commencement Date and Expiration Date shall be similarly extended.

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The date of substantial completion of Landlord’s Work for any space shall be that date on which all required improvements to be furnished by Landlord in such space as stated in Exhibit “B” have been substantially completed except for punch list items not interfering with Tenant’s use of such space. Rent shall be pro-rated for any portion of the initial month in which Tenant is required to commence rental payments hereunder, which does not commence with the first day thereof. Tenant shall be responsible for the payment of its pro rata share (based upon the portion of the Premises occupied after each respective Early Delivery Date and prior to the Commencement Date), taking into account any portion of the Premises previously so occupied by Tenant, of all Operating Expenses (as defined in Section 5.A. below) incurred by Landlord during such period(s). Additionally, Tenant shall be required to maintain insurance in accordance with the requirements of this Lease after the Early Delivery Date of the Lower Level for all occupied portions of the Premises.

If such inability of Landlord to deliver possession of the Premises extends the Commencement Date beyond December 31, 2011 and causes Tenant to incur a holdover premium i) Landlord shall for the period beginning on December 1, 2011, and ending on the date on which the entire Premises have been delivered to Tenant with the Landlord’s Work substantially completed, abate, or cause to be abated to the extent of the holdover premium incurred by Tenant, in the rent (however described) payable by Tenant under that certain Lease dated January 29, 2008, by and between Tenant and Landlord, whereby Tenant leases space in that certain building located at 4 Research Court, Rockville, Maryland 20850; and (ii) Landlord shall waive and shall cause Landlord’s affiliates which are landlords of Tenant in other leased facilities to waive, all such holdover premiums.

At any time prior to the Early Delivery Date, Tenant shall have the right to enter upon the Premises for the purpose of taking measurements and planning for activities and tasks to be undertaken by Tenant after the Early Delivery Date, provided such entry does not unreasonably interfere with or obstruct the progress of work being done by the Landlord.

3.	RENT

The Tenant shall pay to the Landlord an annual rental (herein called “Minimum Rent”) in the amount of Eight Hundred Forty-Four Thousand Two and 90/100 Dollars ($844,002.90), subject to adjustment as hereinafter set forth, payable without deduction or set off in equal monthly installments of Seventy Thousand Three Hundred Thirty-Three and 58/100 Dollars ($70,333.58) in advance, the first monthly installment of which is due and payable upon signing of the Lease and upon commencement of the term all subsequent monthly installments due and payable on the first day of each calendar month thereafter during the term of the Lease until the total rent provided for herein is paid. No payment by Tenant or receipt of Landlord of a lesser amount than a monthly installment of rent herein stipulated, or endorsement or statement on any check or any letter accompanying any check for payment as rent be deemed an accord and satisfaction, and Landlord may accept such check for payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided for in this Lease.

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4.	ABATEMENT

Tenant shall receive a rent abatement totaling Two Hundred Eighty Seven Thousand Four Hundred Ninety Two and 62/100 Dollars ($287,492.63). Such abatement shall be applied to the Minimum Rent payable by Tenant for the first four and one half (4  1/2) months of initial term (i.e. (assuming that the Commencement Date remains December 1, 2011), December 2011, January, February, March and one-half of April 2012).

Additionally, Tenant shall receive a further rent abatement totaling Fifty-Four Thousand Seven Hundred Ninety-Three Dollars and 73/100 ($54,793.73). Such abatement shall be applied to the Minimum Rent payable by Tenant for the first eight and one-half (8 1/2) months of initial term (i.e. (assuming that the Commencement Date remains December 1, 2011), December 2011 through July 2012, and one-half of August 2012.

5.	ADJUSTMENT OF MINIMUM RENT

A. The Minimum Rent shall be increased at the end of each lease year during the term hereof by three percent (3%) of the rent then being paid.

Additionally Tenant shall pay its pro rata share (94.22%) of the Building insurance and common area maintenance charges (collectively, “Operating Expenses”) in addition to its pro rata share of the real estate taxes as defined in Section 6. Operating Expenses shall not include:

(a)	Ground rent or other rental payments made under any ground lease or underlying lease or loan payments made on account of any loan;

(b)	Costs of expanding the Building or the Project and costs of structural repairs, improvements or replacements to the Building or the Project, including structural repairs to the walls, foundation and floor slabs and the maintenance, repair or replacement of the roof;

(c)	Costs of leasing commissions, legal, space planning, construction and other expenses incurred in procuring or retaining tenants for the Building or solely with respect to individual tenants or occupants of the Building;

(d)	Costs of painting, redecorating or other services or work performed solely for the benefit of another tenant, prospective tenant or occupant (other than for the Common Area);

(e)	Salaries, wages, or other compensation paid to officers or executives of Landlord above the level of Building Manager;

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(f)	in the case of any offsite or other employees who are not assigned full time to the operation, management, maintenance or repair of the Common Area, Landlord shall reasonably allocate the compensation paid for the wages, salary, or other compensation or benefits paid to such employees among the properties to which such employees are assigned and Operating Expenses shall exclude the portion of such compensation not reasonably allocated to the Building.

(g)	Costs of advertising and public relations and promotional costs associated with the leasing of the Building;

(h)	Any costs, fines or penalties incurred due to the violation by Landlord of any governmental rule or authority;

(i)	Any expenses for which Landlord actually receives reimbursement from insurance, other tenants or any other source;

(j)	Costs of repairs, restoration, replacements or other work occasioned by (A) fire, flood, windstorm or other casualty (whether such destruction be total or partial) and (B) the exercise by governmental authorities of the right of eminent domain (whether such taking be total or partial);

(k)	Costs incurred in connection with disputes with tenants, other occupants or prospective tenants, or costs and expenses incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building;

(1)	Costs incurred in connection with the original construction of the Building or in connection with any change in the Building including but not limited to construction, alteration, improvement, consultation, architectural or engineering reconfiguration associated with compliance with the Americans With Disabilities Act and the Clean Air Act;

(m)	Costs of repairing, replacing or otherwise correcting defects (including latent defects) in or inadequacies of (but not the costs of ordinary and customary repair for normal wear and tear) the initial design or construction of the Building or the costs of repairing, replacing or correcting defects in the initial design or construction of any tenant improvements;

(n)	Costs relating to another tenant’s or occupant’s space which (A) were incurred in rendering any service or benefit to such tenant that Landlord was not required to provide, or were for a service in excess of the service that the Landlord was required to provide to Tenant hereunder or (B) were otherwise in excess of the Building standard services then being provided by Landlord to all tenants or other occupants in the Building, whether or not such other tenant or occupant is actually charged therefor by Landlord;

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(o)	Costs incurred in connection with the sale, financing, refinancing, mortgaging, selling or change of ownership of the Building, including, but not limited to, attorneys’ fees, title insurance premiums, and transfer and recording costs;

(p)	Costs, fines, interest, penalties, legal fees or costs of litigation incurred due to the late payments of loan payments, taxes and utility bills and other costs incurred by Landlord’s failure to make such payments when due;

(q)	General overhead and general administrative expenses and accounting, record-keeping and clerical support of Landlord;

(r)	Fees for management of the Building or the Project in excess of five percent (5%) of gross collected rents of the Building;

(s)	Increased insurance premiums caused by Landlord’s or any other tenant’s hazardous acts and insurance of leasehold improvements in the premises leased or to be leased to other tenants;

(t)	Costs incurred for any items to the extent covered by a manufacturer’s, materialman’s, vendor’s or contractor’s warranty;

(u)	Interest on capital invested, bad debt losses, rent losses and reserves for such losses;

(v)	Costs incurred by Landlord which are associated with the operation of the business of the legal entity which constitutes Landlord as the same is separate and apart from the costs of the operation of the Building, including legal entity formation and maintenance charges, legal entity accounting (excluding the incremental accounting fees relating to the operation of the Building) and legal fees (other than with respect to Building operations);

(w)	All amounts which would otherwise be included in Operating Expenses which are paid to any affiliate or subsidiary of Landlord to the extent the cost of such services exceed the market rate for similar services;

(x)	Costs or expenses necessitated by or resulting from the gross negligence, misconduct or illegal conduct of Landlord, its agents, or employees; and

(y)	Depreciation and amortization, and costs which under GAAP are capitalized.

In no event will controllable Operating Expenses (i.e., all such charges excluding costs of utilities, insurance, repairs and snow removal) for any year during the term increase by more than four percent (4%) over the amount of such controllable costs incurred by Landlord during the prior twelve (12)-month period.

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B.	Additional Rent Estimates and Adjustments.

(i) In order to provide for current monthly payments of Additional Rent, Landlord shall provide Tenant with the Landlord’s estimate of the amount of the charges described in Section 5.A. above, together with the amount of Tenant’s Additional Rent which is estimated to result from such charges. Tenant shall pay each month during the term of this lease one-twelfth (1/12th) of Tenant’s pro rata share of Landlord’s estimate of the Operating Expenses. Landlord may revise its estimate of Operating Expenses at any time during a calendar year by written notice to Tenant, setting forth such revised estimate and Tenant’s pro rata share thereof. In such event, all monthly payments made by Tenant after such notice shall be in an amount calculated on the basis of such revised estimate. Tenant shall, in all cases, continue to make monthly payments of Operating Expenses based on the last estimate received from Landlord until it receives a revised or updated estimate.

(ii) If payment of Additional Rent begins on a date other than January 1st under this Lease, in order to provide for current payments of Additional Rent through December 31st of that partial calendar year, Landlord shall provide Tenant with the Landlord’s estimate of Tenant’s Additional Rent for that partial year, stated in monthly increments, resulting from the charges described in Section 5(c)(i) above. Tenant shall make the monthly incremental payments of estimated Additional Rent together with its installments of Minimum Rent.

(iii) After the end of each calendar year, Landlord will as soon as practicable submit to Tenant a statement of the actual Operating Expenses for the preceding calendar year. Tenant shall pay Landlord, within thirty (30) days of Tenant’s receipt of such statement, the excess, if any, of Tenant’s pro rata share of actual Operating Expenses over the amount paid by Tenant during the previous year as its share of such charges. If the amount paid by Tenant during the previous year exceeded Tenant’s pro rata share of actual Operating Expenses for the year, the excess shall be credited toward payment of the next monthly installment of Minimum Rent to be paid by Tenant after Tenant receives said statement from Landlord. If the amount paid by Tenant during the last calendar year of the Lease Term exceeds Tenant’s pro rata share of actual Operating Expenses for such year, Landlord shall pay Tenant the excess amount within thirty (30) days after Landlord’s submission to Tenant of the aforesaid Operating Expenses statement for such calendar year.

(iv) Landlord’s failure or delay in rendering any statement contemplated by this Section shall not constitute a waiver of Landlord’s right thereafter and during the term of this Lease to render such statement.

C. Within ten (10) business days after receipt of Landlord’s statement showing actual figures for the year, Tenant shall have the right to request a detailed statement of Operating Expenses prepared by Landlord and copies of Real Estate Tax bills, which shall be supplied to Tenant within a reasonable time after Tenant’s written request. No such request shall extend the time for payments as set forth in Section 5.A. or Section 6. Unless Tenant asserts specific error(s) and supports such errors, in writing, within thirty (30) days after Landlord has complied with Tenant’s request, Tenant shall waive the right to contest the statement of actual

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figures for the year submitted by Landlord. If it shall be determined that there is an error in Landlord’s statement, Tenant shall be entitled to a credit for any overpayment. Any payment, refund or credit made pursuant to Section 5.A. or Section 6 shall be made without prejudice to any right of Tenant to dispute, or of Landlord to correct, any item(s) as billed pursuant to the provision hereof.

6.	REAL ESTATE TAXES

The Tenant is responsible for pro rata share of real estate taxes. The Tenant shall pay, within fifteen (15) days after submission of the bill to Tenant real estate taxes, as additional rent, its proportionate share, which proportionate share shall be computed at 94.22% of the taxes, but shall exclude any fine, penalty, or interest for late or non-payment of taxes by Landlord. Upon Tenant’s request, Landlord shall provide Tenant with a copy of each tax bill received by Landlord.

Any reasonable expense incurred by Landlord (including counsel fees) in contesting any tax increase shall be included as an item of taxes for the purpose of computing additional rent due Landlord and Tenant’s proportionate share of any refund received by Landlord for tax years or portions thereof falling within the term shall promptly be refunded to Tenant. Landlord, however, shall be under no obligation to contest any tax increase, but if Tenant requests in writing that Landlord appeal an increased assessment or tax and Landlord elects not to do so, Tenant may contest such at Tenant’s sole cost, such cost to be reimbursed to Tenant by adding such cost to Tenant’s proportionate share of such refund.

7.	UTILITIES

Tenant shall be responsible for the payment of all utilities used or consumed by the Tenant in and upon the Premises. Electric and Gas shall be separately metered, with the cost of such separate meters to be borne by Landlord. Water shall be either separately metered or an equitable allocation made between the tenants in the Building based on the quantity of water consumed. In the event any utility service to the Premises shall be interrupted for a continuous period of more than five (5) days as a result of any cause whatsoever and Tenant is unable to use all or a substantial portion of the Premises, the Minimum Rent shall abate until such services are rendered. If such interruption continues for a period of sixty (60) consecutive days Tenant shall have the right to terminate this Lease by delivery of written notice to Landlord while such interruption is continuing.

Except as expressly provided above in this Section 7, Landlord shall not be liable to Tenant for any damage or inconvenience caused by the cessation or interruption of any utility service, or the elevators in the Building, occasioned by fire, accident, strike or other cause beyond Landlord’s control.

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8.	SECURITY DEPOSIT

Tenant shall provide a security deposit in the equal to one (1) months’ rent in the amount of Seventy Thousand Three Hundred Thirty-Three and 58/100 Dollars ($70,333.58) at Lease signing.

9.	USE OF PREMISES

Tenant shall use the Premises only for Office and Laboratory purposes consistent with Tenant’s business, and for no other purpose, except as approved by Landlord in advance, in writing, which approval shall not be unreasonably withheld. Tenant shall not make any use of the Premises which would disturb the quiet enjoyment of the Landlord or other tenants in the Building or prejudice or increase the fire insurance premium for the Building, and shall comply with all laws and regulations of all governmental authorities pertaining to Tenant’s use of Premises, including zoning regulations.

10.	WASTE REMOVAL

Tenant shall be responsible for removal of waste generated by Tenant’s operation. This includes waste service fees levied by local jurisdictions.

11.	HAZARDOUS MATERIALS

Tenant shall be permitted to store Hazardous Materials on the Premises and shall comply with all laws and regulations of all governmental authorities pertaining to Tenant’s use of the Premises, including, without limitation, all Environmental Laws (as hereinafter defined) and laws pertaining to Hazardous Materials and Air and Water Quality. The term “Hazardous Materials” means and includes any petroleum products and/or any hazardous toxic or other dangerous waste, substance or material defined as such in the Environmental Laws. The term “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, any “Superfund” or “Superlien” law, or any other federal, state or local statute, law, ordinance, code, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning the use or storage of Hazardous Materials. All such materials must be completely removed upon expiration of this Lease, and any de-contamination certificates required by the Landlord or any government authority must be obtained and delivered to the Landlord.

Tenant shall obtain and maintain, in full force and effect, all necessary government licenses, permits and approvals legally required for materials used in the conduct of its business. If the presence of any Hazardous Materials on the Premises caused or permitted by Tenant results in any contamination of the Premises or any portion of the Building or Common Areas, Tenant shall promptly take all actions, at its sole expense, necessary to return the Premises to the condition existing prior to the introduction of such Hazardous Materials, provided that all such actions shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld.

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At the Commencement Date of the Lease and on January 1 of each year thereafter, Tenant shall disclose to Landlord the names and amounts of all Hazardous Materials which are to be stored, used or disposed of on the Premises.

Any Hazardous Materials stored or used on the Premises must not in any way prejudice the Landlord’s insurance or increase the fire hazards to a greater extent than necessarily incident to the business for which the Premises are leased.

Tenant shall indemnify and hold harmless Landlord, its officers, members and employees against any and all claims, actions, proceedings or liabilities of any kind to any third party or governmental authority arising out of or in connection with the presence of any Hazardous Materials on the Premises or used in connection with Tenant’s business, or the violation by Tenant of any applicable Environmental Laws covered by Tenant’s insurance policies. Tenant shall maintain and carry at all times during the term of this Lease an insurance policy which shall designate Landlord as an additional insured which provides coverage for i) extraction of pollutants from land or water resulting from the discharge, dispersal, seepage, migration, release or escape of pollutants from a specified cause; and ii) radioactive contamination.

12.	LATE CHARGE

If any installment of Minimum Rent accruing herein shall not be paid within five (5) days of due date, and other sums not paid within fifteen (15) days of due date, more than once in any 12-month period, such installment and other sums shall be increased without affecting the Landlord’s other rights under this Lease, by a late charge of five percent (5%) of the delinquent installment, anything contained herein to the contrary notwithstanding.

13.	REPAIRS AND MAINTENANCE

Landlord shall be responsible for all structural repairs, including repairs to the roof and load-bearing walls of the Building, for maintaining the parking area and sidewalks, and the Common Areas (as hereinafter defined) in the Building.

The Tenant shall be responsible for the maintenance and repair of the Premises and all fixtures, appliances and equipment therein, including, but not limited to, the Heating and Air Conditioning system(s) exclusively serving Tenant’s suite. Landlord will pay for major Heating and Air Conditioning component replacement and all repairs to the Landlord installed heating and air conditioning system(s) in excess of Four Hundred Dollars ($400.00) per Heating and Air Conditioning unit per occurrence. All major repairs and replacement will be done by Landlord’s contractor.

Tenant shall provide its own char service. Tenant, at its sole expense, shall keep all Tenant fixtures and equipment in the Premises in safe and sanitary condition and good order and repair, together with related plumbing, electrical or other utility service exclusively serving the Premises, whether installed by Tenant or by Landlord on Tenant’s

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behalf. Subject to the contrary provisions of Section 20 below, Tenant shall pay for all damage to the Building and any fixtures and appurtenances related thereto due to the malfunction, lack of repair, or improper installation of the Tenant’s fixtures and equipment.

14.	COMMON AREAS

In addition to the use of the Premises, Tenant, its employees and business invitees shall have the right to use the Common Areas in common with Landlord and other tenants of the Building, their employees and visitors. The term “Common Areas” shall mean those portions of the Building and the land upon which the Building is erected which Landlord may from time to time designate for Tenant’s non-exclusive use, which may include the entrance, foyer and lobby corridors, lavatories, stairwells, elevators, and parking areas. All Common Areas shall be subject to the exclusive control of the Landlord. The Landlord shall operate, manage, light and maintain the Common Areas. Landlord reserves the right to change the size, area, level, location and arrangement of the Common Areas and any such change or rearrangement shall not affect the obligations of the Landlord and Tenant hereunder; provided, however, that for so long as Tenant is occupying at least sixty-seven percent (67%) of the leasable area of the Building, no such change shall be made without the prior written consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed.

15.	LANDLORD’S WORK PRIOR TO COMMENCEMENT OF TERM

Landlord shall make the following improvements to the Premises prior to the commencement of the term of the Lease: Construction in accordance with Exhibit B (“Landlord’s Work”).

16.	TENANT ALTERATIONS

All alterations, improvements, or additions to the demised Premises to be made by Tenant (other than cosmetic changes not costing more than $30,000.00 in any twelve (12)-month period) shall be subject to the written consent of the Landlord, which consent shall not be unreasonably withheld, provided such alterations and improvements do not weaken the structural integrity of the Building or detract from its dignity and/or uniformity. All alterations and improvements and/or additions made by Tenant shall remain upon the Premises at the expiration or earlier termination of this Lease and shall become the property of the Landlord, unless Landlord shall, at the time of approval of the alteration, provide written notice to Tenant to remove the same, in which event Tenant shall remove such alterations, improvements and/or additions, and restore the Premises to the same good order and condition in which it was at the commencement of this Lease, reasonable wear and tear and unavoidable casualty excepted. Should Tenant fail to do so, Landlord may do so, collecting the reasonable cost and expense thereof from Tenant as additional rent.

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17.	TRADE FIXTURES

All trade fixtures, telephone and computer equipment, and apparatus installed by Tenant in the Premises shall remain the property of Tenant and shall be removed at the expiration or earlier termination of this Lease and, upon such removal, Tenant shall repair any uninsured damage caused by the removal and shall promptly restore the Premises to their good order and condition. Any such trade fixture not removed prior to such termination shall be considered abandoned property, but such abandonment shall not release Tenant of its obligation to pay for the cost of removing such trade fixtures and repairing any uninsured damage caused by the removal.

18.	QUIET ENJOYMENT

Landlord covenants that, upon payment of the rent herein provided and performance by the Tenant of all other covenants herein contained, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises for the term hereof and options.

19.	SURRENDER OF PREMISES

Upon the expiration or termination of this Lease, Tenant shall quit and surrender the Premises to the Landlord broom clean and shall remove all of its property therefrom. If the removal of any such property shall result in uninsured damage to the Premises, or leaving any holes in the floors, walls or ceiling therein, the Tenant shall make the appropriate repairs with Landlord approved building materials prior to the expiration of this Lease. The obligation of this paragraph shall survive the termination of the Lease.

20.	INSURANCE

Tenant covenants and agrees to maintain and carry, at all times during the term of this Lease, in companies qualified and authorized to transact business in the State of Maryland, (i) a Causes of Loss - Special Form policy of property insurance covering tenant improvements to the Premises made at Tenant’s sole cost and Tenant’s fixtures, furniture and equipment in the Premises for their full replacement value and (ii) commercial general liability insurance in amounts of $1,000,000.00 per person, $1,000,000.00 per occurrence and $1,000,000.00 for damage to property. Tenant will use commercially reasonable efforts to cause all policies of insurance to provide that they may not be canceled, except on thirty (30) days written notice to Landlord, and all such policies shall name Landlord as an additional insured.

Landlord shall procure and maintain throughout the Term of this Lease a policy or policies of insurance, at its sole cost and expense (but subject to Section 5), causing the Building and any other related improvements to be insured under a Causes of Loss - Special Form property insurance policy in an amount equal to the full replacement value of the Building and any such other improvements (excluding the cost of excavation) and a policy of commercial general liability insurance with a combined single limit of not less than One Million Dollars ($1,000,000,00).

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Prior to the Early Delivery Date, Tenant shall furnish Landlord with satisfactory proof that the insurance herein provided for is in full force and effect. Each party hereby releases the other party from any and all liability for loss, damage or liability, notwithstanding negligent or intentionally tortuous act or omission of the other party, its agents, contractors or employees which is covered under the property insurance required to be carried by such party hereunder (or would have been covered had such party carried such insurance) and each party will obtain from its respective property insurers waivers of subrogation of claims against the other party.

21.	INDEMNIFICATION

(a)	Tenant shall indemnify and hold harmless the Landlord from any and all liability, damage, expense, cause of action, or claims arising out of injury to persons on the Premises or due to Tenant’s use of the Premises, except when resulting from the negligence or willful misconduct of Landlord, its agents, employees, or servants.

(b)	Landlord shall indemnify and save harmless Tenant from any and all liability, damage, expense, cause of action or claims arising from (i) injury to person occurring in the Building or upon the Land on which the Building is situated, which arises out of the act, failure to act, or negligence of Landlord, its agents, contractors or employees, or (ii) which arise out of Landlord’s breach of, or default under, this Lease.

22.	DAMAGE BY FIRE OR CASUALTY

If the Premises are damaged by fire or other casualty, but are not thereby rendered untenantable in whole or in part, Landlord, at its own expense, and subject to the limitations set forth in this Lease, shall cause such damage to be repaired and the Minimum Rent and additional rent shall not be abated.

If, by reason of any damage or destruction, the Premises shall be rendered untenantable in whole or in part and cannot be repaired and made tenantable within one hundred twenty (120) days after such damage, Landlord or Tenant shall have the right, to be exercised by notice in writing delivered to the other within thirty (30) days of the occurrence of such damage or destruction, to terminate this Lease, whereupon the Minimum Rent and additional rent shall be adjusted as of the date of such termination.

23.	ASSIGNMENT OR SUBLETTING

Tenant acknowledges that Landlord has entered into this Lease because of Tenant’s financial strength, goodwill, ability and expertise and that accordingly, this lease is personal to Tenant. Taking this into consideration, Tenant shall not assign, mortgage, sublet, pledge or encumber this Lease, in whole or in part, except with the written consent of the Landlord, which shall not be unreasonably withheld, except that Tenant may assign this Lease or its interest therein or sublease the Premises to Tenant’s parent corporation,

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Tenant’s direct subsidiaries or entities under common control with Tenant or to Tenant’s successor by way of merger, consolidation, sale of assets, joint venture controlled by Tenant, or partnership of which Tenant is the sole general partner without the consent of Landlord. Tenant agrees that, in the event of any such assignment or subletting, Tenant and its assignee or sublessee shall nevertheless remain jointly and severally liable for the performance of all terms, covenants, and conditions of this Lease. Landlord’s failure to deny Tenant’s written request for consent within thirty (30) days after receipt shall be deemed a consent to such request.

In the event the Landlord consents to an assignment of the Lease, any money additional rent or other consideration to be paid to Tenant for the assignment shall be paid to the Landlord as partial consideration for the Landlord’s consent to the assignment.

In the event the Landlord consents to a sublease of the Premises, or any portion thereof, Tenant shall pay to the Landlord fifty percent (50%) of any money, rent or other consideration paid to the Tenant by any subtenant in excess of the pro-rata portion of the rent for such space then being paid by Tenant to Landlord under this Lease, less Tenant’s actual costs of such subletting. All sums payable hereunder by Tenant shall be paid to Landlord as additional rent immediately upon the receipt thereof by Tenant.

24.	SUBORDINATION AND ATTORNMENT

This Lease shall be subject to and subordinate at all times to the lien of any mortgage and/or deeds of trust and all land leases now or hereafter made on any portion of the Premises, and to all advances thereunder, provided the mortgagee or trustee named in said mortgage or deed of trust shall agree to recognize this Lease and agrees, in the event of foreclosure, not to disturb the Tenant’s possession hereunder, provided Tenant is not in default under this Lease. This subordination shall be self-operative and no further instrument of subordination shall be required.

If any proceedings are commenced to foreclose any mortgage or deed of trust encumbering the Premises, Tenant agrees to attorn to the purchaser at the foreclosure sale, if requested to do so by any such purchaser, and to recognize such purchaser as the Landlord under this Lease, provided such purchaser shall recognize Tenant’s tenancy under this Lease and agree that Tenant’s rights hereunder shall not be disturbed so long as Tenant has not committed any event of default as to which the applicable cure period has expired.

25.	CONDEMNATION

(a)

If the whole of the Premises shall be taken by any public or quasi-public authority under the power of eminent domain, condemnation or conveyance in lieu thereof, then this Lease shall terminate as of the date on which possession of the Premises is required to be surrendered to the condemning authority and Landlord shall be entitled to the entire amount of any award, including all income, rent, award or any interest whatsoever in or about such sum which may be paid in connection

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with such governmental action. Tenant shall have no claim against Landlord or the condemning authority for the value of the unexpired term of this Lease. Tenant shall have the right to claim, however, the unamortized cost of any improvements or additions made to the Premises by Tenant at its cost, loss of good will, the value of any Tenant fixtures paid for by Tenant and furnishings and any moving expenses (collectively, “Tenant’s Claim”).

(b)	If a portion of the Premises shall be so taken or conveyed, and if such partial taking or conveyance shall render the Premises unsuitable for the business of the Tenant, then the term of this Lease shall cease and terminate as of the date on which possession of the portion of the Premises is surrendered to the condemning authority, and Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired term of this Lease but will have the right to make Tenant’s Claim against public or quasi-public authority.

In the event that in Tenant’s reasonable judgment such partial taking or conveyance is not extensive enough to render the Premises untenantable for the business of Tenant, this Lease shall continue in full force and effect, except that the Minimum Rent shall be reduced in the same proportion that the floor area of the Premises so taken or conveyed bears to such floor area immediately prior to such taking or conveyance.

In the event of such partial taking and continuation of Lease, Landlord shall promptly restore the Premises as an architectural unit and as nearly as practical to the condition comparable to that which existed prior to the condemnation.

26.	EVENTS OF DEFAULT

The occurrence of any of the following shall constitute an event of default hereunder:

(a)	Failure of Tenant to pay installment of Minimum Rent or scheduled payments of Operating Expenses within five (5) days of the due date, or failure of Tenant to pay within five (5) days following written notice any other sum herein required to be paid by Tenant. Notwithstanding the foregoing, Landlord shall be required to deliver to Tenant written notice of the failure to pay Minimum Rent and/or such payments of Operating Expenses two (2) times in every twelve (12)-month period, in which event Tenant shall be deemed to be in default only if such failure continues for five (5) business days after receipt of such written notice from Landlord.

(b)	Tenant’s failure to perform any other covenant or condition of this Lease within thirty (30) days following Tenant’s receipt of written notice from Landlord, unless the failure is of such a character as to require more than thirty (30) days to cure in which event Tenant’s failure to proceed diligently to cure such failure shall constitute an event of default.

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27.	LANDLORD’S REMEDIES

Upon the occurrence of any event of default, Landlord may, at Landlord’s sole option, exercise any or all of the following remedies, together with any such other remedies as may be available to Landlord at law or in equity.

(a)	Landlord may terminate this Lease by giving Tenant written notice of its election to do so, as of a specified date not less than thirty (30) days after the date of the giving of such notice and this Lease shall then expire on the date so specified, and Landlord shall then be entitled to immediately regain possession of the Premises as if the date had been originally fixed as the expiration date of the term of this Lease. Landlord may then re-enter upon the Premises, with due process of law, and remove all persons therefrom, the statutory notice to quit or any other notice to quit being hereby expressly waived by Tenant. Tenant expressly agrees that the exercise by Landlord of the right of re-entry shall not be a bar to or prejudice in any way other legal remedies available to Landlord. In that event, Landlord shall be entitled to recover from Tenant periodically as and for damages an amount equal to the rent and additional rent reserved in this Lease less any and all amounts received by Landlord from the rental of the Premises to another tenant. Landlord may, in his own name, but as agent for Tenant, re-let the Premises. Any recovery by the Landlord shall be limited to the rent hereunder (plus any costs incurred in re-letting) less any rent actually paid by the new tenant.

(b)	No termination of this Lease or any taking of possession of the Premises shall deprive Landlord of any of its remedies or actions against Tenant for past or future rent, nor shall the bringing of any action for rent or breach of covenant, or the resort to any other remedy herein provided for the recovery of rent, be construed as a waiver of the right to obtain possession of the Premises.

(c)	In addition to any damages becoming due under this paragraph, Landlord shall be entitled to recover from Tenant and Tenant shall pay to Landlord an amount equal to all expenses, including reasonable attorneys’ fees, if any, incurred by the Landlord in recovering possession of the Premises, and all reasonable costs and charges for the care of said Premises while vacant, which damages shall be due and payable by Tenant to Landlord at such time or times as such expenses are incurred by the Landlord.

(d)	In the event of an event of default by Tenant of any of the terms or conditions of this Lease, Landlord shall have the right of injunction and the right to invoke any remedy allowed by law or in equity as if no specific remedies of Landlord were set forth in this Lease.

(e)	If default be made and a compromise and settlement shall be had thereupon, it shall not constitute a future waiver of any covenant herein contained, nor of the Lease itself.

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27A.	LANDLORD DEFAULT.

If Landlord defaults in the performance or observance of any of its obligations under this Lease (a “Landlord Default”), Tenant may deliver to Landlord written notice specifying the manner in which Landlord has defaulted (“Default Notice”), and if such Landlord Default has not been cured by Landlord within thirty (30) consecutive days after the delivery of the Default Notice, or such shorter period after delivery of the Default Notice as may be appropriate in the case of an emergency, then Tenant shall have the right (but not the obligation) to perform such obligation on Landlord’s account. In the event Tenant cures any such Landlord Default, the reasonable costs and expenses incurred by Tenant therefor, shall be reimbursed by Landlord within thirty (30) days after receipt of demand and detailed invoice therefor.

28.	RIGHTS OF LANDLORD

Landlord reserves the following rights with respect to the Premises:

(a)	During normal business hours, upon 24 hours’ notice, to go upon and inspect the Premises, and at Landlord’s option, to make repairs, alterations and additions to the Premises or the Building of which the Premises are a part, provided there is no interference with Tenant’s occupancy. An Agent of the Tenant may be present for inspection, if requested by Tenant.

(b)	To display, within sixty (60) days prior to the expiration of this Lease or after notice from either party of intention to terminate this Lease, a “For Rent” sign, and all of said signs which shall be placed upon such part of the Premises as Landlord shall determine, except on doors leading into the Premises. Prospective purchasers or tenants authorized by Landlord may inspect the Premises during normal business hours following adequate notice to Tenant.

(c)	To install, place upon, or fix to the roof and exterior wall of the Building, equipment, antennae, and any other object or structure of any kind, excluding signage other than Tenant’s signage, providing the same shall not materially impair the structural integrity, dignity or uniformity of the Building or interfere with Tenant’s occupancy.

29.	HOLDING OVER

If Tenant holds possession of the Leased Premises after the Expiration Date or other termination of this Lease, Landlord shall, at its sole option, have the right to treat Tenant as a tenant by the month commencing with the first day after the termination of the Lease at one hundred fifty percent (150%) of the monthly Minimum Rent paid during the last month of the Term, and upon all the other terms of this Lease, including the provisions of this paragraph. Said holdover term shall terminate upon thirty (30) days’ notice from one party to the other. Notwithstanding the foregoing, nothing contained herein shall be construed as a requirement that Landlord consent to the occupancy or possession of the

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Leased Premises by Tenant after the termination of the Lease, and Landlord, upon said termination of this Lease, if Landlord elects to treat Tenant as a trespasser, shall be entitled to the benefit of all public general or public laws relating to the speedy recovery of the possession of land and tenements held over by Tenant, whether now or hereafter in force and effect.

30.	WAIVER OF CLAIMS

Except as may result from their gross negligence, willful misconduct, or illegal conduct, Landlord and Landlord’s agents, employees, and contractors shall not be liable for, and Tenant hereby releases all claims for, damages to persons or property sustained by Tenant (or any person claiming through Tenant) resulting from any fire, accident, occurrence or condition in or upon the Premises or Building, including but not limited to such claims for damage resulting from (1) any defect in or failure of plumbing, heating or air-conditioning equipment, electric wiring or installation thereof, water pipes, stairs, railings or walks; (2) any equipment or apparatus becoming out of repair; (3) the bursting, leaking or running of any tank, washstand, water closet, waste pipe, drain or any other pipe or tank, upon or about such building or premises; (4) the backing up of any sewer pipe or downspout; (5) the escape of steam or hot water; (6) water, snow or ice being upon or coming through the roof or any other place upon or near the Building or Premises or otherwise; (7) the falling of any fixtures, plaster or stucco; (8) broken glass; and (9) any act or omission of occupants of property or buildings adjoining or contiguous to the Building.

31.	NOTICE

All notices required under this Lease shall be given in writing and shall be deemed to be properly serviced if sent by certified or registered United States Mail, postage prepaid, as follows:

If to the Landlord:	RED GATE III LLC 15215 Shady Grove Road Suite 201 Rockville, Maryland 20850

If to the Tenant:	MACROGENICS, INC. 9640 Medical Center Drive Suite Rockville, Maryland 20850

or to such other address as either may have designated from time to time by written notice to the other. The date of service of such notices shall be the date such notices are deposited in any United States Post Office.

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32.	COVENANTS OF TENANT

Tenant covenants and agrees:

(a)	To give to Landlord prompt written notice of any accident, fire, or damage occurring on or to the Premises.

(b)	To keep the thermostats in the Premises set at a temperature sufficient to prevent freezing of water pipes, fixtures and HVAC units.

(c)	To keep the Premises clean, orderly, sanitary, and free from all objectionable odors and from insects, vermin and other pests.

(d)	To comply with the requirements of the State, Federal and County statutes, ordinances, and regulations applicable to Tenant and its use of the Premises, and to save Landlord harmless from penalties, fines, costs, and expenses resulting from failure to do so, provided Tenant shall not be obligated to make structural repairs or alterations to so comply.

(e)	Tenant shall promptly pay all contractors, suppliers of material and persons it engages to perform work and provide materials for construction work on the Premises so as to minimize the possibility of a lien attaching to the Premises. Should any such lien be made or filed, Tenant shall cause the same to be discharged and released of record by bond or otherwise within ten (10) days of receipt of written request from Landlord.

(f)	Tenant is responsible for the security of the Premises.

33.	LANDLORD’S RIGHT TO ALTER SITE PLAN

Landlord shall, from time to time, have the right to alter or modify the site plan of the Building and to rearrange the driveways and parking areas, as well as the entrance and exits to the Premises provided such alteration, modification or rearrangement does not adversely affect Tenant’s parking, the distance from Tenant’s parking area to the Building or Tenant’s access to the Premises.

34.	PARKING SPACES

Landlord agrees to furnish 2.5 unreserved parking spaces per thousand square feet of space occupied by the Tenant. There shall be no charge to Tenant for parking space use during the Term and any renewals of the Term.

35.	ENTIRE AGREEMENT

This Lease contains the entire agreement of the parties. There are no oral agreements existing between them.

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36.	SUCCESSORS AND ASSIGNS

This Lease, and the covenants and conditions herein contained shall inure to the benefit of and be binding upon the Landlord, its successors and assigns, and shall inure to the benefit of and be binding upon the Tenant, its successors and assigns, if permitted.

37.	BANKRUPTCY

If Tenant shall make an assignment of its assets for the benefit of creditors, or if Tenant shall file a voluntary petition in bankruptcy, or if any involuntary petition in bankruptcy or for receivership be instituted against the Tenant and the same be not dismissed within sixty (60) days of the filing thereof, or if Tenant shall be adjudged bankrupt, then and in any of said events, this Lease shall immediately cease and terminate at the option of the Landlord with the same force and effect as though the date of said event was the date herein fixed for expiration of the term of this Lease.

38.	NON-DELIVERY

In the event the Landlord shall be unable to give possession of the Premises because construction of the Premises is not complete or for any other cause reasonably beyond the control of the Landlord, the Landlord shall not be liable to Tenant for any damage resulting from failure to give possession; provided, however, if due to delay caused exclusively by Landlord the Commencement Date does not occur on or before February 29, 2012, Tenant shall have the right to terminate this Lease by delivery of written notice to Landlord on or before March 6, 2012.

39.	PARTIAL INVALIDITY

If any term, covenant, or condition of this Lease or the application thereof to any person or circumstance shall be held to be invalid and unenforceable, the remainder of this Lease, and the application of such terms, covenants, or conditions shall be valid and enforceable to the fullest extent permitted by law.

40.	FORCE MAJEURE

With the exception of those provisions contained herein regarding the payment of rent, the inability of either party to perform any of the terms, covenants or conditions of this Lease shall not be deemed a default if the same shall be due to any cause beyond the control of that party.

41.	ESTOPPEL CERTIFICATE

The Tenant shall from time to time, within ten (10) business days after being requested to do so by the Landlord or any Mortgagee, execute, acknowledge and deliver to the Landlord (or, at the Landlord’s request, to any existing or prospective purchaser, transferee, assignee or Mortgagee of any or all of the Premises) an instrument in

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recordable form, certifying (a) that this Lease is unmodified and in full force and effect (or, if there has been any modification thereof, that it is in full force and effect as so modified, stating therein the nature of such modification); (b) as to the dates to which the Minimum Rent and other charges arising hereunder have been paid; (c) as to the amount of any prepaid Rent or any credit due to the Tenant hereunder; (d) that the Tenant has accepted possession of the Premises, and the date on which the Term commenced; (e) as to whether, to the best knowledge, information and belief of the signer of such certificate, the Landlord or the Tenant is then in default in performing any of its obligations hereunder (and, if so, specifying the nature of each such default); and (f) as to any other fact or condition reasonably requested by the Landlord or such other addressee.

42.	EXPANSION

Tenant shall have the first right to expand into the remaining space in the building during its term. The Minimum Rent rate would be at the then current escalated rental rate.

43.	SIGNAGE

Tenant shall have the exclusive right to put its name on the building’s facade at Tenant’s expense. Such signage shall comply with any covenants applicable and mutually agreeable between the parties.

44.	SERVICES TO BE PROVIDED BY LANDLORD.

During Tenant’s occupancy of the Premises, Landlord shall furnish the following services, subject to any limitations contained elsewhere in this lease:

(a)	Air conditioning, both heating and cooling (as required by the seasons) at such temperatures and in such amounts as are comparable to those provided in other similar buildings in Rockville, Maryland, subject, however, to Tenant’s obligation to pay for or toward certain repairs to the Building’s HVAC system as provided in Section 13 above (understood that current ductwork for each zone will accommodate a maximum of two and a half tons of additional capacity).

(b)	Hot and cold water at those points of supply provided for general use of other tenants in the Building through fixtures installed by Landlord, provided, however, that Tenant shall be obligated to maintain and repair at Tenant’s sole cost the water boiler involved.

(c)	Routine maintenance and electric lighting service for all common areas and service areas of the Building in the manner and to the extent which is comparable to that provided in other similar buildings in Rockville, Maryland.

(d)	Electrical facilities to furnish to the Premises electricity at the same capacity as that furnished as of June 1, 2011.

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(e)	Replacement of all Building standard fluorescent bulbs in all common areas of the Building and all incandescent bulb replacement in all common areas, stairwells, and other common service areas.

(f)	Passenger elevator(s) for ingress to and egress from the Premises.

45.	LENDER APPROVAL.

Landlord’s execution and delivery of this Lease shall be conclusive evidence of approval by any financial institution possessing the right to approve leases for space in the Building.

46.	DECONTAMINATION OF PREMISES.

Landlord, at its sole cost, shall obtain and provide to Tenant a report evidencing the decontamination of the Premises prior to the Early Delivery Date.

47.	USE OF FURNITURE LEFT IN THE PREMISES.

Landlord agrees that Tenant may use throughout the term and any extension thereof, without charge by Landlord, any office furniture abandoned by the current tenant of the Premises and left in the Premises.

48.	BROKER PARTICIPATION.

Landlord and Tenant agree, understand and recognize that there is are no brokers other than CB Richard Ellis, Inc. and Woodmark Commercial Real Estate (“Brokers”) participating in this transaction and that Landlord will compensate Brokers under terms of a separate agreement.

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IN WITNESS WHEREOF, the parties have caused this Lease Agreement to be executed on the year and date first written.

WITNESS:	LANDLORD: RED GATE III LLC

[Illegible]	/s/ William M. Rickman
	By:	William M. Rickman

WITNESS:	TENANT: MACROGENICS, INC.

[Illegible]	/s/ Scott Koenig
	By:	Scott Koenig

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EXHIBIT A

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KEY	DESCRIPTION
	EXISTING WALL
	WALL CONSTRUCTED OF 2 ½" METAL STUDS W/ ⅝" DRYWALL SHEET ON EACH SIDE (NEW WALL)
•	EXIT SIGN
	WALL TO DECK
	SINK ROUGH IN W/ HOT & COLD WATER
	SINK ROUGH IN W/ COLD WATER ONLY
	SOUND INSULATING BATT
	CMU WALL
E.S.	EMERGENCY SHOWER

CHEMICAL SUPPORT
LAB SUPPORT
Install electrical outlets (none in current room)
ARCHIVAL
CHEMICAL HOOD
ELEV. MACH. RM.
NMR SUITE
CONNECTING LINK
AREAWAY
CORRIDOR
Retain sink
WOMEN
MEN
EXTRA SPACE FOR FUTURE OFFICE USE
Tile floor in common area
Tile
FOOD / BEDDING
Make walls flush with other walls; remove or seal off door
ANIMAL RM 1
ANIMAL RM 2
Locate sink on adjacent wall
Remove hoods
Remove bench & sink
Move hood to other side
CAGE, BOTTLE WASH RM
Install hood to draw off heat
TELEPHONE RM
QUARANTINE
Seal off door
CAGES
ANIMAL SURGERY
Add reinforced door sweeps and other pest control means
BACK FLOW PREVENTER
OPENING FOR AUTOCLAVE

9640 MEDICAL CENTER DR
BASEMENT PLAN
1/16" = 1'-0"

OWNER: RICKMAN MANAGEMENT LLC

CONTRACTOR: RICKMAN MANAGEMENT LLC

PROJECT: 9640 MEDICAL CENTER DRIVE

SHEET TITLE: EXISTING BASEMENT PLAN

SCALE: AS NOTED

PROJECT NO.

SHEET NO. AB

KEY	DESCRIPTION
▬▬	EXISTING WALL
▬▬	WALL CONSTRUCTED OF 2 ½" METAL STUDS W/ ½" DRYWALL SHEET ON EACH SIDE (NEW WALL)
•	EXIT SIGN
▬▬	WALL TO DECK
S	SINK ROUGH IN W/ HOT & COLD WATER
▬▬	SOUND INSULATING BATT

OFFICE
Carpet
WOMEN
MEN
CONFERENCE RM
Install privacy panels over windows in room
KITCHEN
LUNCH ROOM
2 standard electrical outlets in room
LOADING DOCK
SHIPPING / RECEIVING
MAIL RM
RECEPTION
AREAWAY
GROUP OFFICE
PLANTER
VESTIBULE
ENTER

ENTREMED, INC.
EXHIBIT 'A'

9640 MEDICAL CENTER DR
FIRST FLOOR PLAN
1/16" = 1'-0"

CONTRACTOR:
RICKMAN MANAGEMENT LLC

OWNER:
RICKMAN MANAGEMENT LLC

PROJECT:
9640 MEDICAL CENTER DRIVE

SHEET TITLE:
EXISTING FIRST FLOOR PLAN

SCALE
AS NOTED

PROJECT NO.

SHEET NO.
A1

KEY	DESCRIPTION
(line)	EXISTING WALL
(line)	WALL CONSTRUCTED OF 2 ½" METAL STUDS W/ ⅝" DRYWALL SHEET ON EACH SIDE (NEW WALL)
•	EXIT SIGN
(line)	WALL TO DECK
⊠	SINK ROUGH IN W/ HOT & COLD WATER
(line)	SOUND INSULATING BATT

OFFICE
MULTI OFFICE CUBICLES
11 x 13
ATRIUM
COMPUTER RM.
KITCHENETTE
PROJECTOR RM.
EXEC. CONF. RM.
CEO OFFICE
Remove cabinets and benches
Expand server room during basement buildout
Remove/cover windows between projection room and conference room

9640 MEDICAL CENTER DR
SECOND FLOOR PLAN
1/16" = 1'-0"

OWNER: RICKMAN MANAGEMENT LLC

CONTRACTOR: RICKMAN MANAGEMENT LLC

PROJECT: 9640 MEDICAL CENTER DRIVE

SHEET TITLE: EXISTING SECOND FLOOR PLAN

SCALE: AS NOTED

PROJECT NO.

SHEET NO. A2

KEY	DESCRIPTION
	EXISTING WALL
	WALL CONSTRUCTED OF 2 ½" METAL STUDS W/ ½" DRYWALL SHEET ON EACH SIDE (NEW WALL)
	WALL TO DECK
S	SINK ROUGH IN W/ HOT & COLD WATER
	SINK ROUGH IN W/ COLD WATER ONLY
	SOUND INSULATING BATT
E.S.	EMERGENCY SHOWER

Remove lower bench
PROTEIN CHEMISTRY LAB
REMOVE CASEWORK
REMOVE HOODS
CHEMISTRY LAB
CELL BIOLOGY LAB
TISSUE CULTURE 1
TISSUE CULTURE 2
CELL LAB
CORRIDOR
REMOVE SHELVING
COLD ROOM 1
COLD ROOM 2
COLD ROOM 3
TISSUE CULTURE 3
CELL BIOLOGY LAB 2
Remove shelves and other casework
MOLECULAR BIOL. LAB
LANDING
Remove small bench
RESEARCH SCIENTIST WORKSTATIONS
HOT LAB
DARK RM.
ATRIUM
TISSUE CULTURE 4
RESEARCH BIOLOGY LAB
Remove small bench
COMP. RM. 1
Office not needed here
RESEARCH SCIENTISTS & ASSISTANTS WORKSTATIONS
COMP. RM. 2

9640 MEDICAL CENTER DR
THIRD FLOOR PLAN
1/16" = 1'-0"

CONTRACTOR:
RICKMAN MANAGEMENT LLC

OWNER:
RICKMAN MANAGEMENT LLC

PROJECT:
9640 MEDICAL CENTER DRIVE

SHEET TITLE:
EXISTING THIRD FLOOR PLAN

SCALE AS NOTED

PROJECT NO.

SHEET NO.
A3

EXHIBIT B

•	Building wide (Premises):

•	Repaint; re-carpet; replace damaged, missing or discolored ceiling tiles; clean all HVAC ducts; balance HVAC.

•	Install risers between floors (no trays) as Landlord will drill holes and install piping.

•	Provide conduit from street to the building.

•	Ensure HVAC can be properly controlled for vivarium, labs and offices. Balance air for labs and airlocks.

•	Replace or repair rusted cabinetry and casework (applies only to existing items and those mutually agreed).

•	Insure the existing cold rooms are in good working order

•	Exterior

•

Move cooling units for server room if necessary. Cooling units appear to be 3.5 tons (note: told they were 5 tons). If that is the case an additional one will be needed to address the additional utilization of the enlarge computer room.

•

Landlord will spend up to fifteen thousand one hundred dollars ($15,100) to purchase an additional fuel tank selected by Tenant (which complies with local building and zoning ordinances) for the backup generator that serves the Premises.

•	Basement—as per Exhibit A

•	Modification of room to accommodate the additional autoclave as per design in Exhibit A

•	Landlord will spend up to twenty-eight thousand dollars ($28,000) to purchase a boiler selected by Tenant.

•	Build approx. 3-4 offices (in work-out room) and install kitchenette with sink and cabinets in same area.

•	Replace flooring in the work out room (VCT/carpet only)

•	Landlord will pay for the cost of epoxy resurfacing/surfacing the floor in the clean area as per Exhibit A.

•	Second floor—as per Exhibit A

•	Remove wall between computer room and adjacent office to increase size of computer room

•	Clear Plenum Space above Server Room as necessary for expansion

•	Remove equipment test bench in server room

•	Construction of several offices/conference rooms and walls removed.

•	Third floor—as per Exhibit A

•	Chemical hoods removed and bench space created

•	Convert tissue culture room and lab space adjacent to conference room to office space

•	Construction of several offices/conference rooms

•	Floor Plan

•	Renovations further undertaken in accordance with the attached floor plan of the Premises